EXHIBIT 23.1


                     CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:


We consent to the incorporation by reference in the registration statement nos. 2-98828, 33-26762, 33-39896, 33-44835, 33-60618, 33-60620, 333-62029
and 333-82003 on Form S-8 and the registration statement nos. 33-41821, 33-50231 and 333-79825 on Form S-3 of US Airways Group, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999 which appear in the December 31, 1999 Annual Report on Form 10-K of the Company and US Airways, Inc.



                                                                   KPMG LLP


McLean, VA
March 15, 2000